UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2005

Perini Corporation
(Exact name of registrant as specified in its charter)

Massachusetts                                                                                        1-6314                                                                04-1717070
(State or other jurisdiction of                                                 (Commission file number)                                               (I.R.S. Employer
incorporation or organization)                                                                                                                                            Identification No.)

73 Mt. Wayte Avenue, Framingham, MA 01701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (508) 628-2000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 14, 2005, Perini Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Agreement”), as Borrower, with Bank of America, N. A., as Administrative Agent and Arranger, and TD Banknorth. The Amended Agreement amends and restates in its entirety an existing Credit Agreement dated January 23, 2002 among the Company, as Borrower, Fleet National Bank, as Administrative Agent and Arranger, and the other Lenders from time to time party thereto, as amended by a First Amendment dated as of February 14, 2003, a Second Amendment dated as of November 5, 2003, a Third Amendment dated as of January 21, 2004, a Fourth Amendment dated as of August 25, 2004 and a Fifth Amendment dated as of March 31, 2005 (as amended, the “Existing Agreement”).

The Amended Agreement provides for a secured revolving line of credit facility (the “Revolving Facility”) of up to $50 million, unchanged from the Existing Agreement. In addition, the Amended Agreement provides for a new $30 million secured term loan (the “Term Loan”) payable in equal quarterly principal payments of $1.5 million through October 14, 2010. The termination date of the Revolving Facility has been extended from June 30, 2007 under the Existing Agreement to June 30, 2008 under the Amended Agreement. At the Company’s option, borrowings outstanding under the Amended Agreement bear interest at a fluctuating rate equal to (a) the adjusted LIBOR rate, as defined, plus 200 basis points or (b) the prime rate, as defined. The proceeds of the Term Loan were used to finance, in part, the Company’s recent acquisition of Rudolph and Sletten, Inc.

The Amended Agreement provides for an increase in the aggregate amount of letters of credit from $7.5 million to $15 million of the total $50 million Revolving Facility.

Similar to the Existing Agreement, the Amended Agreement requires the Company to meet certain financial covenants, including:

        • a minimum working capital ratio of current assets over current liabilities of at least 1.20 to 1 as of the end of each fiscal quarter;

        • a minimum consolidated tangible net worth of at least $150 million plus, on a cumulative basis, 50% of consolidated net income for each consecutive two fiscal quarters ended on June 30 and December 31 of each year;

        • a minimum fixed charge coverage ratio of consolidated EBITDA (net income plus taxes, interest, depreciation and amortization and less capital expenditures) over covered charges (which includes interest expense, cash taxes, scheduled payments of principal and interest, and current period dividends on the Company’s preferred stock) of at least 1.50 to 1 as of the end of each fiscal quarter, calculated for the four consecutive fiscal quarters then ending;

        • minimum consolidated net income of at least $1.00 for each fiscal quarter; and

        • minimum net operating profit levels of at least $27.5 million in the aggregate for the fiscal year ending December 31, 2005, at least $35.0 million in the aggregate for each of the four consecutive fiscal quarter periods ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, and at least $40.0 million in the aggregate for the four consecutive fiscal quarter period ending March 31, 2007 and each four consecutive fiscal quarter period thereafter.

The Amended Agreement also includes operational covenants customary for facilities of this type, including restrictions on incurring additional indebtedness, other than for insurance premiums and construction equipment, as well as limitations on liens, investments, restricted payments, mergers and the purchase and sale of assets outside of the normal course of business. Similar to the Existing Agreement, the Company’s obligations under the Amended Agreement are guaranteed by substantially all of the Company’s current and future subsidiaries, and secured by substantially all of the Company’s and its subsidiaries’ assets, including a pledge of all of the capital stock of the subsidiaries.

The Amended Agreement provides for customary events of default with corresponding grace periods, including (i) failure to pay any principal or interest when due, (ii) failure to comply with covenants, (iii) any material representation or warranty made by the Company proving to be incorrect in any material respect, (iv) defaults relating to or acceleration of other material indebtedness, (v) certain insolvency or receivership events affecting the Company, (vi) a change in control of the Company, or (vii) the Company becoming subject to certain material judgments.

In the event of a default, the Administrative Agent, at the request of the requisite number of lenders, must terminate the lenders’ commitments to make loans under the Amended Agreement and declare all obligations under the Amended Agreement immediately due and payable. For certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K, related to the Company’s entry into the Amended Agreement, is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

                                                                                Perini Corporation

Dated: October 20, 2005                                       By: /s/Michael E. Ciskey
                                                                                        Michael E. Ciskey
                                                                                        Vice President and Chief Financial Officer